WEB SITE PROMOTION AND TESTING SERVICES AGREEMENT

This Web Site Promotion and Testing Services Agreement (the "Agreement") is entered into June 24, 2011 by and between WeedMaps Media, Inc., a Nevada corporation ("Web Site Owner"), and SC Laboratories, Inc., a California corporation ("SCL").

RECITALS

WHEREAS, Web Site Owner owns and operates certain web sites, including, but not limited to, www.legalmarijuanadispensary.com, the purpose of which is to aid qualified medical marijuana patients in locating medical cannabis collectives and co-ops (the "Web Site");

WHEREAS, SCL is in the business of providing specialized testing for medical cannabis, including, without limitation, potency testing, microbiological screening, and pesticide residue testing (the "Testing Services"); and

WHEREAS, SCL desires, among other things, to promote the Testing Services on the Web Site pursuant to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, agreements, and representations contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Web Site Owner and SCL agree as follows:

AGREEMENT

1. Web Site Promotion.

(a) Web Site Owner will create graphics, text, or other material for the promotion of the Testing Services on the Web Site (the "Web Site Content"). Web Site Owner will incorporate SCL's logo into the Web Site Content. SCL agrees to assist Web Site Owner in the design of the Web Site Content; however, the final design of the Web Site Content will be approved by Web Site Owner, in its sole discretion.

(b) Web Site Owner will place the Web Site Content in advertising spaces on certain pages of the Web Site. The location of the Web Site Content on web pages and the particular pages on which such Web Site Content will be displayed shall be determined by Web Site Owner, in its sole discretion.

(c) Web Site Owner may create graphics, text, or other material for the results of any laboratory test conducted by SCL (the "Test Results Content"). Web Site Owner will incorporate SCL's logo into the Web Site Content. Any such Test Results Content will be based on the Collaterals (as defined below); however, the final design of the Test Results Content will be approved by Web Site Owner, in its sole discretion. Web Site Owner may place the Test Results Content in advertising spaces on certain pages of the

Web Site. The location of the Test Results Content on web pages and the particular pages on which such Test Results Content will be displayed shall be determined by Web Site Owner, in its sole discretion.

(d) For the term of this Agreement, SCL grants to Web Site Owner a non-exclusive, royalty-free, non-transferable license to use SCL's name, proprietary logos, trademarks, service marks, and other intellectual property, including, any proprietary interest in the Testing Services and laboratory test results (collectively, the "SCL Intellectual Property"), for the purposes of this Agreement.

(e) For the term of this Agreement, Web Site Owner agrees to use SCL exclusively for Testing Services for all potency and safety testing results posted on the Web Site.

(f) For the term of this Agreement, SCL shall not enter into any revenue or profit sharing arrangement, contract, or agreement specific to website, video, or similar media promotion with a third party for the Testing Services or any similar services without first the prior written consent of Web Site Owner.

2. Off-Line Promotion.

(a) Web Site Owner agrees to designate a portion of its existing sales force to respond to customer inquiries regarding the Testing Services (the "Sales Force"). The Sales Force will respond to inquiries by either telephone or email and provide only general information regarding the Testing Services. Web Site Owner will direct callers with specific questions to SCL. In the event of a sale, the Sales Force will direct the customers to SCL to schedule testing appointments, arrange shipping, and gather necessary product/licensing information. The Sales Force will not schedule testing appointments or explain the specifics of testing procedures and/or policies of SCL and will direct all appointment scheduling to SCL. The level and extent of the Sales Force will be determined by Web Site Owner, in its sole discretion.

(b) Web Site Owner may distribute literature and other marketing materials to customers regarding SCL and the Testing Services, such materials to be provided to Web Site Owner by SCL.

3. Payment Processing.

(a) Web Site Owner will arrange, through an established and reputable third party(ies), for a payment processing system to facilitate SCL's Testing Services for customers originated by the Web Site, the Sales Force, or Web Site Owner's other promotion of the Testing Services. The payment processing system will include credit card, debit card, ACH, and POS equipment, software, and related goods and services allowing for the payment by customers through the use of credit cards, debit cards, and other generally recognized means.

(b) All transactions through the payment processing system will be credited to an account held in the name of Web Site Owner or its designee. At the end of each month, Web Site Owner will reconcile the account and distribute to SCL its share of funds in accordance with Section 5 of this Agreement, together with an accounting of all transactions through the payment processing system that took place during the period.

4. Responsibilities of SCL.

(a) SCL will provide training to the Sales Force to respond adequately to customer inquiries (content and method of training to be determined by SCL) and will provide on-going support to the Sales Force.

(b) SCL will provide Web Site Owner literature and other marketing materials regarding SCL and the Testing Services so that Web Site Owner may distribute same to customers.

(c) To the extent authorized by law and/or customers, SCL will share with Web Site Owner the results of customers' laboratory tests. SCL shall deliver to Web Site Owner the test results, all mutually agreeable associated materials, and the customer's authorization to publicly disseminate the test results (collectively, the "Collaterals").

5. Compensation.

(a) Except as otherwise provided in Sub Sections 5(b) – (e) of this Agreement, all revenue derived from the Testing Services will be shared 50/50 by the parties, including without limitation, the revenue generated from customers not referred to SCL by, through, or as a result of the Web Site or Web Site Owner's promotion of the Testing Services.

(b) Notwithstanding the provisions of Sub Section 5(a) of this Agreement, SCL will receive the following minimum amounts per potency test:

(i) Up to 1,000 tests in a given month, $40.00 per test;

(ii) Up to 2,000 tests in a given month, $37.00 per test;

(iii) Up to 3,000 tests in a given month, $34.00 per test;

(iv) Up to 4,000 tests in a given month, $32.00 per test; and

(v) More than 4,000 tests in a given month, $30.00 per test.

So, for illustrative purposes only, if the first potency test in a given month costs $50.00, SCL will be entitled to $40.00 and Web Site Owner will be entitled to $10.00. If the second potency test in a given month costs $80.00, SCL will be entitled to $40.00 and

Web Site Owner will be entitled to $40.00 (since SCL will have met the minimum amount for that test [$40.00]).

(c) Notwithstanding the provisions of Sub Section 5(a) of this Agreement, SCL shall deduct and keep the first twenty percent (20%) of the payment for each microbiological screening test; the balance to be shared 50/50 by the parties pursuant to Sub Section 5(a).

(d) Notwithstanding the provisions of Sub Section 5(a) of this Agreement, SCL shall deduct and keep the first twenty percent (20%) of the payment for each pesticide residue test; the balance to be shared 50/50 by the parties pursuant to Sub Section 5(a).

(e) (i) If Web Site Owner generates less than $40,000 in a particular month in revenue for SCL as a result of the Web Site or Web Site Owner's promotion of the Testing Services, then SCL does not owe Web Site Owner any revenue for the tests SCL generates on its own for that month. Notwithstanding the foregoing, Web Site Owner will still be entitled to fifty percent (50%) of the revenue Web Site Owner generates on its own for that month, subject to the minimums set forth in Sub Sections 5(b), (c), and (d).

(ii) If Web Site Owner generates at least $40,000 but less than $65,000 in revenue for SCL in a particular month as a result of the Web Site or Web Site Owner's promotion of the Testing Services, and after applying the minimums set forth in Sub Sections 5(b), (c), and (d) above, then SCL will owe Web Site Owner twenty-five percent (25%) of all revenue for the tests SCL generates on its own for that month. Notwithstanding the foregoing, Web Site Owner will still be entitled to fifty percent (50%) of the revenue Web Site Owner generates on its own for that month, subject to the minimums set forth in Sub Sections 5(b), (c), and (d).

(iii) If Web Site Owner generates at least $65,000 in revenue for SCL in a particular month as a result of the Web Site or Web Site Owner's promotion of the Testing Services, and after applying the minimums set forth in Sub Sections 5(b), (c), and (d) above, then SCL will owe Web Site Owner fifty percent (50%) of all revenue for the tests SCL generates on its own for that month.

(iv) Notwithstanding anything in this Agreement to the contrary, the provisions of this Sub Section 5(e) shall expire, and all revenue derived from the Testing Services shall be shared by the parties as set forth in Sub Section 5(a) exclusively, after each of the following have been satisfied: (A) twenty-four (24) months has elapsed from the date of this Agreement (the "Twenty-Four Month Period"); and (B) Web Site Owner has generated $1.25 million in revenue for SCL as a result of the Web Site or Web Site Owner's promotion of the Testing Services (the "Benchmark"). The provisions of this Sub Section 5(e) shall expire regardless of when the Benchmark is met except that in no event will this Sub Section 5(e) expire prior to the end of the Twenty-Four Month Period.

(f) At the end of each month, an accounting of all transactions for Testing Services, both cash and non-cash transactions alike, will be conducted for the prior month and the results of such accounting will be furnished to the parties. Each party agrees to provide the other such additional information as either party may reasonably request to verify the results of the accounting. Either party will have the right to perform an audit, at their own expense, upon five (5) days' notice to the other party of that party's applicable books and records to verify the transactions for Testing Services during a given period and the compensation entitled to the parties thereby.

(g) Within fifteen (15) business days of the exchange of information required in Sub Section 5(f), each party shall issue payment to the other for the amount due after deducting their respective share.

6. Covenants of SCL. SCL will: (a) conduct business in a manner that reflects favorably at all times on the Testing Services and the good name, good will, and reputation of the Web Site and Web Site Owner; (b) comply with all applicable state, regional, and local laws and regulations in performing its duties hereunder and in any of its dealings with respect to the Testing Services; (c) avoid deceptive, misleading, or unethical practices that are or might be detrimental to the Testing Services, the Web Site, Web Site Owner, or the public; (d) make no false or misleading representations with regard to the Testing Services; (e) not publish or employ, or cooperate in the publication or employment of, any misleading or deceptive advertising material with regard to the Testing Services; (f) promote proper use of the Testing Services; and (g) make no representations, warranties, or guarantees to customers with respect to the specifications, features, or capabilities of the Testing Services that are inconsistent with the literature and other marketing materials distributed by SCL.

7. Representations of SCL. SCL represents and warrants to Web Site Owner as follows:

(a) SCL is in full compliance, in all material respects, with all state, regional, and local laws and regulations that are applicable to it or to the conduct of its business.

(b) The Testing Services are in full compliance, in all material respects, with all state, regional, and local laws and regulations applicable to such services.

(c) Neither SCL nor any of its principals, employees, or agents has been subject to any (i) criminal conviction (excluding traffic misdemeanors or other petty offenses); (ii) federal or state regulatory, administrative, or enforcement proceedings; or (iii) restraining order, decree, injunction, or judgment in any proceeding or lawsuit alleging fraud or deceptive practices.

(d) SCL is the owner of the SCL Intellectual Property, and the SCL Intellectual Property does not infringe or violate any trademark, service mark, copyright, patent, or other intellectual property right of a third party or misappropriate any third party trade secret.

8. Relationship of the Parties. The relationship of Web Site Owner and SCL is that of independent contractors. Neither SCL nor any of SCL's employees, consultants, contractors, or agents are the agents, employees, partners, or joint venturers of Web Site Owner, nor do they have any authority to bind Web Site Owner by contract or otherwise to any obligation. They will not represent to the contrary, either expressly, implicitly, by appearance, or otherwise.

9. Term and Termination.

(a) The initial term of this Agreement shall be for a period of five (5) years, commencing on the date first set forth above. This Agreement shall thereafter be automatically renewed for additional terms of one (1) year each unless either party notifies the other no later than thirty (30) days prior to the end of the current term that it does not wish to renew this Agreement.

(b) Either party shall have the right to terminate this Agreement at any time if:

(i) the other party breaches any of the material provisions of this Agreement and fails to cure such breach within thirty (30) days of its receipt of notice thereof from the non-breaching party; or

(ii) the other party becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment, or assignment or composition for the benefit of creditors.

(c) Web Site Owner may immediately terminate this Agreement for any material default caused by SCL with respect to its obligations or representations under this Agreement if Web Site Owner reasonably determines that the default is of such a serious nature that an opportunity to cure such default is not practical or warranted. Web Site Owner may, at its sole discretion, effect such termination upon delivery of notice to SCL without regard to any provisions for cure of default.

(d) If any federal, state, or other type of governmental agency makes a demand or requires that either Web Site Owner or SCL discontinue or substantially modify any of their products or services, including, without limitation, the Web Site or the Testing Services, either party in its sole discretion may terminate this Agreement upon notice to the other, in which case neither party shall be deemed to be in default by reason of such termination.

(e) Web Site Owner may terminate this Agreement for any reason, or no reason at all, by providing SCL with thirty (30) days' notice.

10. Disclaimer of All Warranties. THE WEB SITE IS PROVIDED "AS IS" WITHOUT ANY WARRANTIES OF ANY KIND. WEB SITE OWNER DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING,

WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

11. Limitation of Liability. WEB SITE OWNER SHALL NOT BE LIABLE TO SCL OR TO ANY THIRD PARTY FOR ANY INDIRECT, EXEMPLARY, OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER FORESEEABLE OR UNFORESEEABLE, EVEN IF WEB SITE OWNER HAS BEEN ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING IN THIS AGREEMENT IS INTENDED TO NOR SHALL RELIEVE EITHER PARTY FROM THEIR OBLIGATIONS CONTAINED IN THIS AGREEMENT.

12. Indemnification. SCL agrees to indemnify, defend, and hold harmless Web Site Owner, its officers, directors, employees, and agents and their parents, subsidiaries, and affiliates from and against any loss, liability, damage, penalty, or expense (including attorneys' fees, expert witness fees, and costs of defense) they may suffer or incur as a result of (a) any failure by SCL or its subcontractors, employees, or agents to comply with the terms of this Agreement; (b) any warranty or representation made in this Agreement being false or misleading; (c) the manner or method in which SCL performs the Testing Services and the results of any such tests; (d) any representation or warranty made by SCL or its subcontractors, employees, or agents to any third person; (e) the negligence or other tort, whether intentional or non-intentional, of SCL or its subcontractors, agents, or employees; or (f) any alleged or actual violations by SCL or its subcontractors, employees, or agents of any governmental laws, regulations, or rules.

13. Confidential Information.

(a) The parties acknowledge that in the performance of their duties hereunder either party may communicate to the other (or its designees) certain confidential and proprietary information, including, without limitation, information concerning the Web Site or the Testing Services and the know-how, technology, techniques, or business or marketing plans related thereto (collectively, the "Confidential Information") all of which are confidential and proprietary to, and trade secrets of, the disclosing party. Confidential Information does not include information that: (a) is public knowledge at the time of disclosure by the disclosing party; (b) becomes public knowledge or known to the receiving party after disclosure by the disclosing party other than by breach of the receiving party's obligations under this section or by breach of a third party's confidentiality obligations; (c) was known by the receiving party prior to disclosure by the disclosing party other than by breach of a third party's confidentiality obligations; or (d) is independently developed by the receiving party. As a condition to the receipt of the Confidential Information from the disclosing party, the receiving party shall: (i) not disclose in any manner, directly or indirectly, to any third party any portion of the disclosing party's Confidential Information; (ii) not use the disclosing party's Confidential Information in any fashion except to perform its duties hereunder or with the

SCL pursuant to this Agreement, at any time during and after the effective dates of this Agreement.

(b) If, at the time of enforcement of the covenants contained in this section above (the "Protective Covenants"), a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area and that the court shall be allowed to revise the Protective Covenants to cover the maximum duration, scope, and area permitted by law. SCL agrees that the Protective Covenants are reasonable in terms of duration, scope, and area restrictions and are necessary to protect the goodwill of Web Site Owner's businesses and agrees not to challenge the validity or enforceability of the Protective Covenants.

15. Proprietary Marks. Web Site Owner's name and the Web Site and the content therein contain proprietary logos, trademarks, service marks, and other intellectual property (collectively, the "Web Site Owner Intellectual Property"). SCL agrees not to use the Web Site Owner Intellectual Property for any purpose or activity unrelated to this Agreement without Web Site Owner's prior written consent.

SCL's name and materials contain proprietary logos, trademarks, service marks, and other intellectual property (collectively, the "SCL Intellectual Property"). Web Site Owner agrees not to use the SCL Intellectual Property for any purpose or activity unrelated to this Agreement with SCL's prior written consent.

16. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable for any reason, the remaining provisions not so declared shall nevertheless continue in full force and effect, but shall be construed in a manner so as to effectuate the intent of this Agreement as a whole, notwithstanding such stricken provision or provisions.

17. Drafting. No provision of this Agreement shall be construed against any party merely because that party or counsel drafted or revised the provision in question. All parties have been advised and have had an opportunity to consult with legal counsel of their choosing regarding the force and effect of the terms set forth herein. This Agreement shall be deemed to be jointly prepared by the parties and therefore any ambiguity or uncertainty shall be interpreted accordingly.

18. Waiver. No term or provision of this Agreement shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other party, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any different or subsequent breach.

19. Assignment. Neither party shall assign, delegate, subcontract, license, franchise, or in any manner attempt to extend to any third party any right or obligation under this Agreement without the prior written consent of the other party.

20. Amendments. No provision of this Agreement may be amended, modified, or waived except by a written agreement signed by both parties.

21. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and given by personal delivery, electronic mail, facsimile transmission, or first class mail, postage prepaid.

22. Section Headings. The section headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

23. Counterparts/Electronic or Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. The signatures to this Agreement may be evidenced by electronic or facsimile copies reflecting the party's signature hereto, and any such electronic or facsimile copy shall be sufficient to evidence the signature of such party as if it were an original signature.

24. Entire Agreement; Binding Effect. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, director, employee, or representative of any party hereto. This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer or shall be deemed to confer upon any persons or entities not parties to this Agreement any rights or remedies under or by reason of this Agreement.

25. Jurisdiction; Venue; Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (irrespective of its choice of law principles). The parties hereby agree that any suit to enforce any provision of this Agreement or arising out of or based upon this Agreement or the business relationship between the parties hereto shall be brought in federal or state court in Orange County, California. Each party hereby agrees that such courts shall have exclusive personal jurisdiction and venue with respect to such party, and each party hereby submits to the exclusive personal jurisdiction and venue of such courts.

26. Attorney's Fees. Should suit or arbitration be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs, including expert witness fees and fees on any appeal.

27. Survival. All representations, covenants, and warranties shall survive the execution of this Agreement, and Sections 7, 10, 11, 12, 13, 14, 15, 25, 26, and 27 shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

WEB SITE OWNER

WeedMaps Media, Inc.,
a Nevada corporation

By: ______________________________
James Pakulis

Its: President

SCL

SC Laboratories, Inc.,
a California corporation

By: ______________________________
Jeff Gray

Its: President/Business Director